Exhibit 99.1

REALOGY REPORTS RESULTS FOR FIRST QUARTER 2010

Real Estate Leader Posts 18% Higher Net Revenue of $819 Million

Home Sale Transaction and Price Drivers Show Gains Across Segments

PARSIPPANY, N.J., April 29, 2010 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the first quarter ended March 31, 2010. Realogy’s revenue for the first quarter of $819 million increased 18% compared to 2009. In the latest quarter, Realogy recorded a net loss attributable to the Company of $197 million. EBITDA for the period was $11 million, an improvement of $73 million year-over-year due to revenue gains, cost reductions and productivity gains.

In the first quarter, Realogy’s core business drivers showed improvement. The number of home sale transactions increased 8% year-over-year at the Realogy Franchise Group (RFG) and 11% at NRT, the company-owned brokerage unit. The growth is principally attributable to the move-up and higher priced markets and a comparatively weak first quarter of 2009. Average home sale price increased in the first quarter by 3% at RFG and 17% at NRT year-over-year. In addition, at Cartus we saw a 20% increase in relocation initiations aided by the addition of business from Primacy Relocation, which we acquired in January, and a 6% increase in purchase closing units at Title Resource Group.

“We saw gains in the average home sale price across our franchise and company-owned offices, and it is increasingly apparent that prices are stabilizing in many markets,” said Realogy president and CEO Richard A. Smith. “The shift in the mix of business we started to see late last year continued into the first quarter of 2010, signaling a much healthier outlook for housing.”

The changing composition of home sale price points particularly impacted NRT where average home price was approximately $418,000 in the first quarter of 2010 compared to $356,000 for the same period in 2009. In the first quarter of 2010, home sales at price points over $750,000 represented 43% of NRT’s sales volume versus 35% during the first quarter of 2009. In addition, REO transactions at NRT dropped from 19% in the first quarter of 2009 to 11% of transaction sides in the first quarter of 2010. “We believe that NRT’s average home sale price will continue to outperform the industry due to our geographic concentration and focus on high-end markets,” said Smith.

“While the homebuyer tax credit appears to have had less of an impact on home sales in the first quarter compared to the fourth quarter of 2009, we have seen increased momentum in terms of home sale contracts opened during the months of March and April, and expect to see the results of that stimulus in the second quarter,” added Smith. “The third and fourth quarters for housing remain somewhat uncertain as they will be driven by traditional macro factors such as job growth, consumer confidence, and from a micro-economic perspective, the dynamics of local markets.”

Covenant Compliance

As of March 31, 2010, the Company’s senior secured leverage ratio was 4.51 to 1, which is below the 5.0 to 1 maximum ratio required to be in compliance with our Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt

Realogy Reports Results for First Quarter 2010	Page 2

of $2.92 billion at March 31, 2010 and dividing it by the Company’s Adjusted EBITDA of $648 million for the 12 months ended March 31, 2010. (Please see Table 6 for a reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA and Table 8 for the definition of non-GAAP financial measures.)

“The improvement in our senior secured leverage ratio from last year is primarily the result of increases in our transaction volume and the continued long-term realization of our cost-reduction initiatives,” said Anthony E. Hull, Realogy’s chief financial officer and treasurer. “These organic gains in our business are reflected in the higher trailing 12 month EBITDA compared to year-end 2009.”

Balance Sheet Information as of March 31, 2010

As of March 31, 2010, Realogy had no balance on its revolving credit facility. The Company also had $175 million of readily available cash, which is included in cash and cash equivalents of $207 million.

A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its first quarter 2010 results at 10:00 a.m. (EDT) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from April 30 through May 14.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,900 offices and 264,000 sales associates doing business in 93 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in

Realogy Reports Results for First Quarter 2010	Page 3

the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, our geographic and high-end market concentration in particular to our company-owned brokerage operations and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s contingent liabilities, including contingent tax liabilities; adverse developments or the absence of sustained improvement in general business, economic and political conditions, including but not limited to changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for First Quarter 2010	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended March 31,
	2010	2009
Revenues
Gross commission income	$588	$472
Service revenue	136	134
Franchise fees	55	50
Other	40	41

Net revenues	819	697

Expenses
Commission and other agent-related costs	377	292
Operating	300	328
Marketing	46	41
General and administrative	78	63
Former parent legacy costs (benefit), net	5	4
Restructuring costs	6	34
Depreciation and amortization	50	51
Interest expense/(income), net	152	144
Other (income)/expense, net	(3)	1

Total expenses	1,011	958

Loss before income taxes, equity in earnings and noncontrolling interest	(192)	(261)
Income tax expense	6	2
Equity in earnings of unconsolidated entities	(1)	(4)

Net loss	(197)	(259)
Less: income attributable to noncontrolling interests	—	—

Net loss attributable to Realogy	$(197)	$(259)

Realogy Reports Results for First Quarter 2010	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$207	$255
Trade receivables (net of allowance for doubtful accounts of $74 and $66)	118	102
Relocation receivables	315	334
Relocation properties held for sale	55	—
Deferred income taxes	82	85
Other current assets	97	98

Total current assets	874	874

Property and equipment, net	201	211
Goodwill	2,592	2,577
Trademarks	732	732
Franchise agreements, net	2,959	2,976
Other intangibles, net	510	453
Other non-current assets	215	218

Total assets	$8,083	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$147	$96
Securitization obligations	239	305
Due to former parent	510	505
Revolving credit facilities and current portion of long-term debt	71	32
Accrued expenses and other current liabilities	698	502

Total current liabilities	1,665	1,440

Long-term debt	6,667	6,674
Deferred income taxes	763	760
Other non-current liabilities	165	148

Total liabilities	9,260	9,022

Commitments and contingencies

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,022	2,020
Accumulated deficit	(3,168)	(2,971)
Accumulated other comprehensive loss	(32)	(32)

Total Realogy stockholder’s deficit	(1,178)	(983)

Noncontrolling interests	1	2

Total equity (deficit)	(1,177)	(981)

Total liabilities and equity (deficit)	$8,083	$8,041

Realogy Reports Results for First Quarter 2010	Page 6

Table 3

REALOGY CORPORATION

2010 KEY DRIVERS

	Three Months Ended March 31,
	2010	2009	% Change
Real Estate Franchise Services (a)
Closed homesale sides	193,340	178,233	8%
Average homesale price	$188,478	$182,865	3%
Average homesale broker commission rate	2.55%	2.57%	(2	)bps
Net effective royalty rate	5.04%	5.15%	(11	)bps
Royalty per side	$252	$253	—%

Company Owned Real Estate Brokerage Services
Closed homesale sides	52,532	47,499	11%
Average homesale price	$417,782	$355,838	17%
Average homesale broker commission rate	2.48%	2.55%	(7	)bps
Gross commission income per side	$11,161	$9,909	13%

Relocation Services
Initiations (b)	33,175	27,677	20%
Referrals (c)	12,109	10,719	13%

Title and Settlement Services
Purchase title and closing units	19,947	18,810	6%
Refinance title and closing units	11,935	19,933	(40)%
Average price per closing unit	$1,353	$1,211	12%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes 5,177 of initiations related to the Primacy acquisition in 2010.
(c)	Includes 716 of referrals related to the Primacy acquisition in 2010.

Realogy Reports Results for First Quarter 2010	Page 7

Table 4

REALOGY CORPORATION

2009 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Real Estate Franchise Services (a)
Closed homesale sides	178,233	259,476	281,973	263,834	983,516
Average homesale price	$182,865	$188,489	$194,881	$192,604	$190,406
Average homesale broker commission rate	2.57%	2.57%	2.53%	2.54%	2.55%
Net effective royalty rate	5.15%	5.10%	5.11%	5.04%	5.10%
Royalty per side	$253	$256	$260	$255	$257

Company Owned Real Estate Brokerage Services
Closed homesale sides	47,499	72,362	81,025	72,931	273,817
Average homesale price	$355,838	$378,870	$407,398	$406,549	$390,688
Average homesale broker commission rate	2.55%	2.52%	2.49%	2.51%	2.51%
Gross commission income per side	$9,909	$10,292	$10,816	$10,814	$10,519

Relocation Services
Initiations	27,677	33,074	28,871	26,870	116,491
Referrals	10,719	17,349	20,320	16,607	64,995

Title and Settlement Services
Purchase title and closing units	18,810	28,148	30,653	27,077	104,688

Refinance title and closing units	19,933	22,693	14,493	12,808	69,927
Average price per closing unit	$1,211	$1,258	$1,405	$1,396	$1,317

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for First Quarter 2010	Page 8

Table 5a

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

For the Three Months ended March 31, 2010
Revenue (a)
Real Estate Franchise Services	$122
Company Owned Real Estate Brokerage Services	601
Relocation Services	76
Title and Settlement Services	65
Corporate and Other	(45)

Total Company	$819

EBITDA (b)
Real Estate Franchise Services	$65
Company Owned Real Estate Brokerage Services	(34)
Relocation Services	4
Title and Settlement Services	(5)
Corporate and Other	(19)

Total Company	$11

Depreciation and amortization	50
Interest expense, net	152
Income tax expense (benefit)	6

Net loss attributable to Realogy	$(197)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million for the three months ended March 31, 2010. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2010. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010 broken down by business units as follows:

For the Three Months ended March 31, 2010
Real Estate Franchise Services	$—
Company Owned Real Estate Brokerage Services	3
Relocation Services	2
Title and Settlement Services	1
Corporate and Other	5

Total Company	$11

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million.

Realogy Reports Results for First Quarter 2010	Page 9

Table 5b

REALOGY CORPORATION

SELECTED 2009 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months ended December 31, 2009	For the Year Ended December 31, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151	$139	$538
Company Owned Real Estate Brokerage Services	491	764	896	808	2,959
Relocation Services	71	80	92	77	320
Title and Settlement Services	68	88	91	81	328
Corporate and Other	(38)	(57)	(61)	(57)	(213)

Total Company	$697	$1,018	$1,169	$1,048	$3,932

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107	$87	$323
Company Owned Real Estate Brokerage Services	(84)	24	48	18	6
Relocation Services	—	72	34	16	122
Title and Settlement Services	(5)	12	10	3	20
Corporate and Other	(17)	(8)	54	(35)	(6)

Total Company	$(62)	$185	$253	$89	$465

Depreciation and amortization	51	48	48	47	194
Interest expense, net	144	147	139	153	583
Income tax expense (benefit)	2	5	8	(65)	(50)

Net loss attributable to Realogy	$(259)	$(15)	$58	$(46)	$(262)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million, $57 million, $61 million and $57 million for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $213 million for the year ended December 31, 2009. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $34 million for the year ended December 31, 2009. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009, $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009 and $11 million, $3 million and $1 million of restructuring costs, former legacy items and merger cost, respectively for the three months ended December 31, 2009. EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months ended December 31, 2009	For the Year Ended December 31, 2009
Real Estate Franchise Services	$1	$1	$1	$—	3
Company Owned Real Estate Brokerage Services	25	5	13	4	47
Relocation Services	5	(52)	—	2	(45)
Title and Settlement Services	1	1	—	1	3
Corporate and Other	6	9	(69)	8	(46)

Total Company	$38	$(36)	$(55)	$15	$(38)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended December 31, 2009 was as follows: RFG $87 million, NRT $22 million, Cartus $18 million, TRG $4 million, and Corporate ($27) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2009 was as follows: RFG $326 million, NRT $53 million, Cartus $77 million, TRG $23 million, and Corporate ($52) million.

Realogy Reports Results for First Quarter 2010	Page 10

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2010 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2009	Three Months Ended March 31, 2009	Nine Months Ended December 31, 2009	Three Months Ended March 31, 2010	Twelve Months Ended March 31, 2010
Net loss attributable to Realogy	$(262)	$(259)	$(3)	$(197)	$(200	)(a)
Income tax expense (benefit)	(50)	2	(52)	6	(46)

Loss before income taxes	(312)	(257)	(55)	(191)	(246)
Interest expense, net	583	144	439	152	591
Depreciation and amortization	194	51	143	50	193

EBITDA	465	(62)	527	11	538	(b)
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					10
Pro forma cost-savings for 2010 restructuring initiatives (d)					7
Pro forma cost-savings for 2009 restructuring initiatives (e)					14
Pro forma effect of business optimization initiatives (f)					40
Non-cash charges (g)					21
Non-recurring fair value adjustments for purchase accounting (h)					5
Pro forma effect of acquisitions and new franchisees (i)					12
Apollo management fees (j)					15
Proceeds from WEX contingent asset (k)					55
Incremental securitization interest costs (l)					2
Expenses incurred in debt modification activities (m)					4
Gain on extinguishment of debt					(75)

Adjusted EBITDA					$648

Total senior secured net debt (n)					$2,922
Senior secured leverage ratio					4.51	x

(a)	Net loss attributable to Realogy consists of: (i) a loss of $15 million for the second quarter of 2009; (ii) income of $58 million for the third quarter of 2009; (iii) a loss of $46 million for the fourth quarter of 2009 and (iv) a loss of $197 million for the first quarter of 2010.
(b)	EBITDA consists of: (i) $185 million for the second quarter of 2009; (ii) $253 million for the third quarter of 2009; (iii) $89 million for the fourth quarter of 2009 and (iv) $11 million for the first quarter of 2010.
(c)	Consists of $42 million of restructuring costs and $1 million of merger costs offset by a net benefit of $33 million for former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first three months of 2010. From this restructuring, we expect to reduce our operating costs by approximately $8 million on a twelve-month run-rate basis and estimate that $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2009 through the time they were put in place had those actions been effected on April 1, 2009.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2009. From this restructuring, we expect to reduce our operating costs by approximately $42 million on a twelve-month run-rate basis and estimate that $28 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2009 through the time they were put in place had those actions been effected on April 1, 2009.

Realogy Reports Results for First Quarter 2010	Page 11

(f)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs of $15 million as well as $25 million for employee retention accruals.
(g)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $2 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2009 through March 31, 2010, $7 million of stock-based compensation expense, less $2 million related to the unrealized net gains on foreign currency transactions and foreign currency forward contracts.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2009. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2009.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2010.
(k)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”), WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax-savings payments received from WEX to us. The Company received $6 million of recurring tax receivable payments from WEX during the last twelve months. On June 26, 2009, we entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid us the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(l)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2010.
(m)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in the third quarter of 2009.
(n)	Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $3,083 million plus $14 million of capital lease obligations less $175 million of readily available cash as of March 31, 2010. Pursuant to the terms of the senior secured credit agreement, senior secured net debt does not include Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Realogy Reports Results for First Quarter 2010	Page 12

Table 7

Reconciliation of net loss attributable to Realogy to EBITDA before restructuring and other items (In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the first quarter ended March 31, 2010 and 2009 is set forth in the following table:

	Three Months Ended March 31,
	2010	2009
Net loss attributable to Realogy	$(197)	$(259)
Income tax expense	6	2

Loss before income taxes	(191)	(257)
Interest expense, net	152	144
Depreciation and amortization	50	51

EBITDA	$11	$(62)

Legacy costs (benefits), net	5	4
Restructuring and merger costs	6	34

Total restructuring and other items	11	38

EBITDA before restructuring and other items	$22	$(24)

Realogy Reports Results for First Quarter 2010	Page 13

Table 8

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by restructuring, legacy, and other items as described in Table 5 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 6 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost-savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost-savings or pro forma effect recognized in future periods.